Exhibit 10.9

January 1, 2007

Michael L. Cassara
11734 Wilshire Boulevard, C1203
Los Angeles, CA 90025

Re:   Offer and Terms of Employment

Dear Mr. Cassara:

We are pleased to inform you that after careful consideration, FLUID AUDIO NETWORK, INC. ("the Company"), makes this offer letter for employment, contingent upon satisfactory reference and background checks, in the sole discretion of the Company. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

Position; Duties. Your position will be Senior Vice-President, reporting to the Chief Executive Officer of the Company. Your duties and responsibilities will be as designated by the CEO. Your initial focus will be to increase over-all company sales. You may be asked to perform other related activities as directed by the CEO as well as to work co-operatively with other staff members of the Company.

Full Time Employment. Your start date will be on a mutually agreeable date within the first week of January 2007.

Compensation. Your compensation will be $80,000.00 per year, paid on a semi-monthly basis, consistent with the Company's payroll practices. Your compensation will include performance awards of commissions earned on collected receivables from the sales you made at a rate of 20% for the first $80,000 in commissions earned and 10% thereafter. Commission payments are made on the next, immediate payroll after collections, provided such collections are received within two business days prior to such pay date.

Additionally, your compensation package will include participation in the Company's employment benefit package which includes full-paid health, life, dental and vision medical insurance, subject to certain deductibles and co-pays. You will be entitled to ten days' paid vacation, five sick days and six personal days, for each year of full employment. This employment benefit package may be amended by the Company from time to time, at the Company's option with either increases or decreases to them.

Employment at Will. Our employment relationship is terminable at will, which means that either you or the Company may terminate your employment at any time, and for any reason or for no reason.

Confidentiality and Invention Assignment Agreement. You will be subject to the Company's Proprietary Information and Inventions Agreement, which is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective.

Certain Acts. During employment with the Company, you will not do anything to compete with the Company's present or contemplated business, nor will you plan or organize any competitive business activity. You will not enter into any agreement, which conflicts with your duties or obligations to the Company. You will not during your employment or within one (1) year after it ends, without the Company's express written consent, directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

No Inconsistent Obligations. You represent that you are aware of no obligations legal or otherwise, inconsistent with the terms of this Agreement or with your undertaking employment with the Company. You will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. You represent and warrant that you have returned all proprietary and confidential information belonging to all prior employers.

Miscellaneous. Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, term sheets, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by writing and which is signed by both you and, on behalf of the Company, by a duly authorized executive officer. In making this offer, we are relying on the information you have provided us about your background and experience, including any information provided us in any Employment Application that you may have submitted to us. The language in this letter will be construed as to its fair meaning and not strictly for or against either of us. The party prevailing in any dispute between us shall be awarded reasonable attorney's fees and cost from the non-prevailing party. In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California. Jurisdiction for resolution of any disputes shall be solely in Los Angeles, California.

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If these terms are acceptable, please sign in the space provided below and return this letter to us. Again, we're very excited to have you join the Company.

Yours truly,

FLUID AUDIO NETWORK, INC.

By:  /s/ Justin F. Beckett
Justin F. Beckett
CEO

Agreed and Accepted:

/s/ Michael L. Cassara
Michael L. Cassara

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